                                                               EXHIBIT 11.1

                   CYBERIAN OUTPOST, INC. AND SUBSIDIARY

                       COMPUTATION OF LOSS PER SHARE

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
                                  MARCH 6,
                                 1995 (DATE
                                     OF
                                 INCEPTION)    YEARS ENDED      THREE MONTHS
                                  THROUGH     FEBRUARY 28,     ENDED MAY 31,
                                FEBRUARY 29, ----------------  ---------------
                                    1996      1997     1998     1997    1998
                                ------------ -------  -------  ------  -------
                                                                (UNAUDITED)
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic:
 Net loss......................    $ (372)   $(1,338) $(7,092) $ (722) $(4,156)
 Accumulated dividends on
  Redeemable Series C
  Convertible Preferred Stock..       --         --       --      --      (356)
 Accretion on Redeemable Series
  C Convertible Preferred
  Stock........................       --         --       --      --      (120)
                                   ------    -------  -------  ------  -------
 Net loss applicable to common
  stockholders.................    $ (372)   $(1,338) $(7,092) $ (722) $(4,632)
                                   ======    =======  =======  ======  =======
 Basic weighted average shares
  outstanding..................     5,244      6,145    6,633   6,494    6,680
                                   ======    =======  =======  ======  =======
 Basic loss per common share...    $(0.07)   $ (0.22) $ (1.07) $(0.11) $ (0.69)
                                   ======    =======  =======  ======  =======
Diluted:
 Net loss applicable to common
  stockholders.................    $ (372)   $(1,338) $(7,092) $ (722) $(4,632)
                                   ======    =======  =======  ======  =======
 Basic weighted average shares
  outstanding..................     5,244      6,145    6,633   6,494    6,680
 Net effect of dilutive stock
  options and warrants based on
  the treasury stock method....       --         --       --      --       --
                                   ------    -------  -------  ------  -------
 Diluted weighted average
  shares outstanding...........     5,244      6,145    6,633   6,494    6,680
                                   ======    =======  =======  ======  =======
 Diluted loss per common
  share........................    $(0.07)   $ (0.22) $ (1.07) $(0.11) $ (0.69)
                                   ======    =======  =======  ======  =======
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